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EXHIBIT 99.1

                            Paul Broyer, Candela Corporation 508-358-7637 x435

                   CANDELA WINS MAJOR ARBITRATION AGAINST PSS


WAYLAND, MA, March 6, 2003 -- Candela Corporation (NASDAQ: CLZR) announced today that an arbitration panel had decided in its favor in a dispute with Physician Sales & Service, Inc. (PSS). The panel awarded Candela $2.2 million for unpaid amounts previously invoiced, which Candela earlier reported as revenue. This amount was net of $150,000 separately awarded to PSS. The decision also included interest on the outstanding balance that would be approximately $350,000 to $400,000. The arbitrators also awarded Candela its attorneys' fees and expenses, as well as the costs of arbitration. As a result of this decision, Candela currently expects that it will be able to reverse the $300,000 reserve it previously recorded in connection with this dispute.

Gerard E. Puorro, Candela's President and CEO said: "Obviously, we are delighted with the finding by the panel of arbitrators. We have been confident from the beginning that we were totally within our rights to terminate PSS for not paying their bills." Puorro continued: "We are further gratified that the panel awarded us payment of our legal fees and expenses."

ABOUT CANDELA: Candela Corporation develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 60 countries from offices in the United States, Europe, Japan and other Asian locations. Candela established the aesthetic laser market 14 years ago, and currently has an installed base of over 6,000 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer, M/F/H/V. Visit Candela on the Web at http://www.candelalaser.com.

SAFE HARBOR STATEMENT: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela's current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties. Candela's actual results could differ materially from those anticipated in Candela's forward-looking statements based on various factors, including without limitation: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, or changes in economic conditions. Further information on factors that could affect Candela's performance is included in Candela's periodic reports filed with the SEC, including but not limited to, Candela's Annual Report on Form 10-K for the year ended June 29, 2002, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela's expectations or any change in events, conditions or circumstances on which any such statement is based.


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